Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

Insignia Systems, Inc. Reports Second Quarter

Net Income of $110,000 on POPS Revenue of $5,285,000

MINNEAPOLIS – July 22, 2009 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported net sales of $5,773,000 for the second quarter ended June 30, 2009, a decrease of 23.8%, compared to net sales of $7,578,000 for the second quarter of 2008. The net income for the second quarter of 2009 was $110,000 or $0.01 per basic and diluted share, compared to $410,000, or $0.03 per basic and diluted share, for the second quarter of 2008. Insignia Point-of-Purchase Services® (POPS) revenue for the second quarter of 2009 was $5,285,000, a decrease of 23.2%, compared to the second quarter 2008 POPS revenue of $6,883,000.

For the six months ended June 30, 2009, net sales were $11,959,000, a decrease of 15.4%, compared to net sales of $14,141,000 for the six months ended June 30, 2008. The net income for the first half of 2009 was $1,427,000 or $0.09 per basic and diluted share, compared to $170,000, or $0.01 per basic and diluted share for the same period of 2008. Insignia POPS revenue for the first six months of 2009 was $10,916,000, a decrease of 14.9%, compared to the first six months of 2008 POPS revenue of $12,831,000.

CEO Scott Drill commented, “We are pleased that we were able to report a profit by writing approximately $800,000 in additional second quarter POPS business since the first quarter release on April 29, 2009. The bottom line also benefited from lower News America related legal expense which was $306,000 for the second quarter of 2009 versus $818,000 for the second quarter of 2008 and $715,000 for the first quarter of 2009. Without News America related legal expense, we would have had non-GAAP net income of $416,000 for the second quarter of 2009. Absent the insurance settlement in the first quarter of 2009 of $1,387,000, we would have had non-GAAP net income of $40,000 for the first six months of 2009. Without both News America related legal expense and the insurance settlement, non-GAAP net income would have been $1,061,000 for the first six months of 2009.”

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July 22, 2009	Insignia Systems, Inc. Reports Second Quarter Results	Page 2

Drill went on to state, “Our business for the third quarter looks relatively strong in that we currently have POPS customer orders of approximately $6,639,000 with roughly six weeks of selling time left. Our relationship with our strategic partner Valassis continues to be superb.”

Drill continued, “On the legal front, the main activity was related to the hearing on the summary judgment motions on May 11, 2009. The Judge took the motions under advisement. Finally, cash, cash equivalents and short-term investments on June 30, 2009 totaled $8,602,000.”

Non-GAAP versus GAAP Financial Statements

To supplement the Company’s financial statements presented in accordance with GAAP, the Company provides certain non-GAAP financial measures of financial performance. These non-GAAP measures include net income before insurance settlement payment, and net income before insurance settlement payment and News America related legal fee expense. The Company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results.

These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and ability to generate cash flows. In many cases non-GAAP financial measures are used by analysts and investors to evaluate the Company’s performance. Reconciliation to the nearest GAAP measure included in this press release can be found in the financial table included below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net income	$110,000	$410,000	$1,427,000	$170,000

Adjustment:
Insurance settlement proceeds	—	—	(1,387,000)	—

Non-GAAP net income before insurance settlement	110,000	410,000	40,000	170,000

Adjustment:
News America related legal expense	306,000	818,000	1,021,000	1,790,000
Non-GAAP net income before insurance settlement and News America related legal expense	$416,000	$1,228,000	$1,061,000	$1,960,000

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July 22, 2009	Insignia Systems, Inc. Reports Second Quarter Results	Page 3

Conference Call

The Company will host a conference call today, July 22, at 4:00 p.m. Central Time. To access the live call, dial 877-719-9791. The conference code is 7607467. Please be sure to call in about 5-10 minutes before the call is scheduled to begin. Audio replay will be available approximately three hours after the call for 10 days. To access the replay, dial 888-203-1112 and reference the passcode 7607467.

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 9,200 chain retail supermarkets and drug stores, including Kroger, ShopRite and SUPERVALU. Through the nationwide POPS network, over 200 major consumer goods manufacturers, including General Mills, Kellogg Company, Kraft, Nestlé, Ocean Spray, Reckitt Benckiser, Schwan’s Bakery and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact (888) 474-7677, or visit the Insignia website at www.insigniasystems.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2008 and other recent filings with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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July 22, 2009	Insignia Systems, Inc. Reports Second Quarter Results	Page 4

Insignia Systems, Inc.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net Sales	$5,773,000	$7,578,000	$11,959,000	$14,141,000
Cost of Sales	2,748,000	3,284,000	5,711,000	6,313,000
Gross Profit	3,025,000	4,294,000	6,248,000	7,828,000
Operating Expenses:
Selling	1,511,000	1,669,000	3,018,000	3,317,000
Marketing	345,000	399,000	734,000	760,000
General & Administrative	1,044,000	1,643,000	2,469,000	3,465,000
General & Administrative
(Insurance settlement proceeds)	—	—	(1,387,000)	—

Operating Income	125,000	583,000	1,414,000	286,000
Other Income, net	21,000	34,000	49,000	91,000

Income Before Taxes	146,000	617,000	1,463,000	377,000
Income Tax Expense	36,000	207,000	36,000	207,000

Net Income	$110,000	$410,000	$1,427,000	$170,000

Net Income per Share
Basic	$0.01	$0.03	$0.09	$0.01
Diluted	$0.01	$0.03	$0.09	$0.01

Shares used in calculation of net income per share:
Basic	15,129,000	15,590,000	15,129,000	15,590,000
Diluted	15,783,000	16,000,000	15,513,000	16,055,000

SELECTED BALANCE SHEET DATA

(Unaudited)

	June 30, 2009	December 31, 2008
Cash and cash equivalents	$6,702,000	$11,052,000
Short-term investments	1,900,000	—
Working capital	8,330,000	6,396,000
Total assets	14,300,000	15,593,000
Total liabilities	5,260,000	8,322,000
Shareholders’ equity	9,040,000	7,271,000

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